UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 24, 2007
Date of Report (Date of earliest event reported)

Exact Name of Registrant as Specified in Its Charter;
Commission File	State of Incorporation; Address of Principal	IRS Employer
Number	Executive Offices; and Telephone Number	Identification Number

1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190

333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959	23-3064219

1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01. Other Events
On July 24, 2007, Commonwealth Edison Company (ComEd) announced that it expected to conclude an oral agreement (the Settlement) with the Speaker of the Illinois House of Representatives, the President of the Illinois Senate, the minority leaders of the Illinois House and Senate, the Attorney General of the State of Illinois (the Attorney General), Exelon Generation Company, LLC (Generation), and other utilities and generators in Illinois following their discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. If and when concluded, the Settlement will be confirmed in a letter (Letter) from ComEd, Generation, and other utilities and generators addressed to the Speaker of the Illinois House of Representatives, the President of the Illinois Senate, the minority leaders of the Illinois House and Senate, and the Attorney General. The Settlement will be effective only upon enactment of proposed legislation negotiated in connection with settlement discussions, which would be attached to the Letter (Proposed Legislation). In connection with the Settlement, the Attorney General, ComEd, Generation, and other utilities and generators are expected to execute a release and settlement agreement (Release and Settlement Agreement) relating to various pending legal proceedings relating to the 2006 Illinois procurement auction. This Report presents a summary of the expected Settlement, the Proposed Legislation and the Release and Settlement Agreement. No assurances can be given that the expected Settlement will be concluded or that the Proposed Legislation will be enacted. The final Settlement, if and when it is concluded, and the Proposed Legislation, if and when it is enacted, may differ from the summary. If and when the Settlement is concluded, ComEd and Generation will file a subsequent report with further information.
Principal Terms of the Expected Settlement
The Settlement, if it becomes effective, would provide for the following, among other things:
•	ComEd, other Illinois electric utilities, Generation, and other generators of electricity in Illinois will make voluntary contributions to rate relief funds or rate relief programs, including assistance programs for customers with special needs, and funding of operations of the new Illinois Power Agency of approximately $1 billion in the aggregate over a period of four years. The funds will be used primarily to provide rate relief to Illinois electricity consumers from 2007 through 2010. Generation will contribute an aggregate of $747 million to the rate relief funds and funding for the new Illinois Power Agency, and ComEd will contribute an aggregate of $53 million to the rate relief fund. ComEd’s contributions of $53 million will be in addition to approximately $11 million of rate relief credits provided by ComEd prior to June 14, 2007 under rate relief programs previously announced. Of the $747 million to be contributed by Generation, $435 million will be available to reimburse ComEd for rate relief programs for ComEd customers, $307.5 million will be available for rate relief programs for customers of electric utilities owned by Ameren Corporation (Ameren Utilities), and $4.5 million will be contributed to the Illinois Power Agency Trust Fund. Of the $800 million to be contributed by Generation and ComEd, approximately $459 million will be contributed in 2007, $222 million will be contributed in 2008, $105 million will be contributed in 2009, and $14 million will be contributed in 2010. A chart reflecting the expected sources and recipients of the Settlement funding is attached hereto as Exhibit 99.1. Generation and ComEd will recognize the cost of their individual contributions in their financial statements in a manner that reflects the timing of ComEd and the Ameren Utilities issuing credits to their customers or Generation contributing funds to the Illinois Power Agency Trust Fund.
•	The contributors to the rate relief funds will be allowed to terminate their funding commitments and may recover any undisbursed funds set aside for rate relief, in the event that, prior to August 1, 2011, the Illinois General Assembly passes legislation that freezes or reduces electric rates of ComEd or the Ameren Utilities or imposes a generation tax on Generation or the generation companies owned by Ameren Corporation or other generators that are signatories to the Letter or the Release and Settlement Agreement.

Summary of the Proposed Legislation
The Proposed Legislation, if enacted into law, would provide for the following, among other things:
Illinois Power Agency.
•	The Proposed Legislation would create a new state agency known as the Illinois Power Agency authorized to design an annual electricity supply portfolio plan for electric utilities and conduct a competitive procurement process to procure the electricity supply resources identified in the supply portfolio plan, all with the oversight of the Illinois Commerce Commission (ICC). All of ComEd’s procurement costs incurred in accordance with the plan will be deemed prudent and will be recovered in ComEd’s rates.
•	The Illinois Power Agency will also be authorized, subject to certain conditions and restrictions, to construct generation and co-generation facilities that use indigenous coal or renewable resources, or both, to supply electricity at cost to municipal electric systems and rural electric cooperatives in Illinois.
•	The Director of the Illinois Power Agency will be appointed by the Governor with the advice and consent of the Illinois Senate.
Provisions relating to power procurement.
•	Existing Contracts. The existing contracts resulting from the procurement auction in 2006 will be honored. As those contracts expire, procurement will be made pursuant to a horizontal, sealed bid procurement process to establish long-term market-based contracts.
•	Procurement Plan. The Illinois Power Agency will establish a procurement plan. The procurement plan will be subject to public comment and approval or modification by the ICC.
•	Procurement Process. The Proposed Legislation calls for an independent Procurement Administrator to administer the procurement process and an independent Procurement Monitor to oversee the procurement process. The Procurement Administrator is responsible for the final design of the procurement process, including (1) solicitation, pre-qualification and registration of bidders and timeline for the process; (2) standard contract forms and credit terms; (3) establishment of price benchmarks for evaluation of bids; (4) a request-for-proposals competitive procurement process setting forth a procedure for sealed, binding commitment bidding with pay as bid settlement and provision for selection of bids based on price; and (5) contingency plans in the event of insufficient bids or supplier default.
•	Post-Procurement Procedure. The Procurement Administrator must submit its confidential report to the ICC within two business days after the procurement event, and the ICC must accept or reject the results within two business days after receipt. Upon ICC approval, the utility must execute contracts with the winning bidders and file its supply charges with the ICC. The names of the successful bidders and load weighted average of the winning bid prices will be made available to the public, but all other information will remain confidential.
•	Procedure for ICC Review and Approval of Plans. A utility must file its initial procurement plan within 60 days after the effective date of the Proposed Legislation. Beginning in 2008 and in each subsequent year, the Illinois Power Agency will file proposed procurement plans by August 15. Interested parties will have time to comment on a utility’s proposed procurement plan. The ICC may hold a hearing on objections to the plan. If the ICC decides to hold a hearing, it must issue its order generally within 90 days.
•	Cost Recovery. Utilities will be allowed to recover costs of procurement of power and energy under the procurement procedures established by the Proposed Legislation.

Long-Term Financial Swap Contracts.
•	Under the Proposed Legislation, utilities must enter into multi-year financial swap contract or contracts with a generation company or marketing company to be effective upon the effective date of the Proposed Legislation. The goal is to promote price stability for residential and small business customers. The contracts will be included in the utilities’ procurement plans as pre-existing contracts. As a result, the Illinois Power Agency will not procure this amount of power for ComEd, and ComEd will purchase that amount of power in the PJM spot market, but the swap contract effectively establishes ComEd’s price for that power. The utility’s costs incurred pursuant to such a contract will be deemed prudently incurred and reasonable and the utility will be entitled to full cost recovery.
•	To fulfill the requirement of the Proposed Legislation, ComEd has entered into a financial swap contract with Generation. The financial terms cover energy costs only, not capacity or ancillary services. The contract has been fully executed but is not effective until the Proposed Legislation is effective. The contract is designed to dovetail with ComEd’s remaining auction contracts for energy, increasing in volume as the auction contracts expire.
•	The contract spans a five-year period from June 1, 2008 through May 31, 2013 and covers the following volumes:
•	1,000 mw for the period from June 1, 2008 through May 31, 2009

•	2,000 mw for the period from June 1, 2009 through May 31, 2010

•	3,000 mw annually for the period from June 1, 2010 through May 31, 2013
•	Pricing for the five-year term is market based and is consistent with the long-range plan of Exelon Corporation (Exelon). Actual price will remain confidential until the Proposed Legislation is effective.
Declaration of service as a competitive service.
•	The Proposed Legislation includes a provision finding ComEd’s and the Ameren Utilities’ 400 kw and above customer classes are competitive. Customers 400 kw and above may continue to take bundled service from the utility through the May 2008 billing period.
•	Under the Proposed Legislation, a utility may seek to declare service for customers with demands of 100 kw and up to 400 kw to be competitive on an expedited basis. Upon the utility’s filing with the ICC analyses showing that 33% of customers in the class are taking service from a retail electricity supplier and that three retail electricity suppliers provide comparable service, the ICC must declare the service competitive within 30 days unless it finds there are disputed issues of material fact, in which case it must rule within 60 days. Customers of 100 and up to 400 kw who are declared competitive may continue to take bundled service through the May 2010 billing period.
•	An electric utility may not seek to declare customers with demands under 100 kw (residential and small commercial) to be a competitive service before July 1, 2012.
Energy efficiency and demand response programs.
•	Electric utilities must use cost-effective energy efficiency resources to meet the following incremental annual program energy savings goals:
•	0.2% of energy delivered in the year commencing June 1, 2008

•	0.4% of energy delivered in the year commencing June 1, 2009

•	0.6% of energy delivered in the year commencing June 1, 2010

•	0.8% of energy delivered in the year commencing June 1, 2011

•	1.0% of energy delivered in the year commencing June 1, 2012

•	1.4% of energy delivered in the year commencing June 1, 2013

•	1.8% of energy delivered in the year commencing June 1, 2014

•	2.0% of energy delivered in the year commencing June 1, 2015 and each year thereafter
•	Commencing June 1, 2008 and continuing for a period of ten years, electric utilities must implement cost-effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers.
•	The energy efficiency and demand response goals will be subject to a rate cap of 0.5% for the first year, increasing 0.5% each year until it reaches a maximum cap of 2.015% in 2011. An electric utility can reduce the implementation of energy efficiency and demand response measures as needed to keep the costs of such measures to consumers within the limits of the rate cap.
•	Utilities must implement 100% of the demand response programs and 75% of the energy efficiency measures. The Illinois Department of Commerce and Economic Opportunity will implement 25% of the energy efficiency measures.
•	Utilities will be allowed recovery of costs for energy efficiency and demand response programs through an automatic adjustment clause tariff. Program plans and cost recovery tariffs must be filed with and approved by the ICC.
•	A utility will be subject to penalties and other charges for failure to comply with the energy efficiency and demand response requirements of the proposed law.
Renewable Portfolio Standard.
•	The procurement plans developed by the Illinois Power Agency and implemented by electric utilities must include cost-effective renewable energy resources in amounts that equal or exceed the following percentages of the total electricity that each electric utility supplies to its eligible retail customers:
•	2% by June 1, 2008

•	4% by June 1, 2009

•	5% by June 1, 2010

•	6% by June 1, 2011

•	7% by June 1, 2012

•	8% by June 1, 2013

•	9% by June 1, 2014

•	10% by June 1, 2015

•	It is a goal of the legislation that the percentage of an electric utility’s total electricity supplied to its retail customers that comes from cost-effective renewable resources increases by 1.5% per year after June 1, 2015 to 25% by June 1, 2025
•	To the extent that it is available, 75% of the renewable energy resources procured shall be wind generation.
•	To the extent available, renewable resources must be procured from sources within Illinois. If cost-effective renewable resources are not available from sources within Illinois, they must be procured from states adjoining Illinois. If cost-effective renewable resources are not available from sources within Illinois or adjoining states, they may be purchased elsewhere.
•	The renewable energy resources requirements will be subject to a rate cap of 0.5% for the first year, increasing 0.5% each year until it reaches a maximum cap of 2.015% in 2011. An electric utility can reduce the utilization of renewable energy resources as needed to keep the costs of such measures to consumers within the limits of the rate cap.
•	Utilities may pass-through any costs or savings from the procurement of these renewable resources.

Restructuring transactions.
The Proposed Legislation would amend section 16-111(g) of the Public Utilities Act to extend the power of a utility to engage in divestiture and other restructuring transactions without prior ICC approval until all classes of tariffed service are declared competitive.
Membership in Regional Transmission Organization.
Until at least June 30, 2022, the state will not prohibit an electric utility from maintaining its membership in a FERC-approved regional transmission organization chosen by the utility.
Condominium association buildings.
ComEd will be required to provide tariffed service to condominium associations at rates that do not exceed rates offered to residential customers.
Termination of service.
The Proposed Legislation prohibits utilities from terminating electric service to a residential electric space heat customer due to nonpayment before September 1, 2007 or between December 1 of any year through March 1 of the following year.
Proposed Release and Settlement Agreement
In connection with the expected Settlement, ComEd, Generation, the Ameren Utilities and their affiliated generation companies and other parties to the Settlement, and the Attorney General expect to enter into a Release and Settlement Agreement releasing and dismissing with prejudice all litigation, claims and regulatory proceedings and appeals relating to or arising out of the procurement of power, including ICC and Federal Energy Regulatory Commission (FERC) proceedings relating to the procurement of power. The Release and Settlement Agreement will be contingent upon the enactment of the Proposed Legislation.
In connection with the expected Settlement described above, Generation, ComEd and the Attorney General may enter into a Rate Relief Funding Agreement, pursuant to which ComEd will contractually commit itself to the rate relief contemplated by the Settlement and Generation will contractually commit itself to reimburse ComEd for up to $435 million of costs incurred by ComEd in connection with the rate relief contemplated by the Settlement. The commitments of ComEd and Generation in this Rate Relief Funding Agreement will not be effective unless the Proposed Legislation becomes effective and may be terminated in the event that, prior to August 1, 2011, the Illinois General Assembly passes legislation that freezes or reduces electric rates of ComEd or the Ameren Utilities or imposes a generation tax on Generation or the generation companies owned by Ameren Corporation.
In connection with the expected Settlement described above, Generation, the Ameren Utilities, affiliates of the Ameren Utilities, and the Attorney General may enter into a Rate Relief Funding Agreement, pursuant to which the Ameren Utilities will contractually commit themselves to the rate relief contemplated by the Settlement and Generation will contractually committed itself to reimburse the Ameren Utilities for up to $307.5 million of costs incurred by the Ameren Utilities in connection with the rate relief contemplated by the Settlement. The commitments of Generation in this Rate Relief Funding Agreement will not be effective unless the Proposed Legislation becomes effective and may be terminated in the event that, prior to August 1, 2011, the Illinois General Assembly passes legislation that freezes or reduces electric rates of ComEd or the Ameren Utilities or imposes a generation tax on Generation or the generation companies owned by Ameren Corporation.
Conference call information: Exelon has scheduled a conference call for 11 AM ET (10 AM CT) on July 25, 2007, during which Exelon will discuss the expected Settlement and respond to questions from investors. The call-in number in the U.S. is 800-690-3108, and the international call-in number is 973-935-8753. No password is required. Media representatives are invited to participate on a listen-only basis. The call will be web-cast and archived on Exelon’s Web site: www.exeloncorp.com. (Please select the Investor Relations page.)

Telephone replays will be available until August 8. The U.S. call-in number for replays is 877-519-4471, and the international call-in number is 973-341-3080. The confirmation code is 8962952.
* * * * *
This combined Form 8-K is being furnished separately by each of Exelon Corporation, ComEd and Generation (the Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.
This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Registrants’ 2006 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation and (c) ITEM 8, Financial Statements and Supplementary Data: Note 18; (2) Registrants’ First Quarter 2007 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. The Registrants do not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Sources and recipients of settlement funds

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION EXELON GENERATION COMPANY, LLC
/s/ John F. Young
John F. Young
Executive Vice President, Finance and Markets and Chief Financial Officer Exelon Corporation

COMMONWEALTH EDISON COMPANY
/s/ Robert K. McDonald
Robert K. McDonald
Senior Vice President, Chief Financial Officer, Treasurer and Chief Risk Officer Commonwealth Edison Company

July 24, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Sources and recipients of settlement funds